Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Bed Bath & Beyond, Inc. for the registration of up to 46,229,056 shares of its common stock and to the incorporation by reference therein of our report dated December 17, 2024, with respect to the financial statements of Medici Ventures, L.P., included in the Annual Report (Form 10-K) of Bed Bath & Beyond, Inc., for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
August 4, 2026